EXHIBIT 16.1

                         [KPMG PEAT MARWICK LETTERHEAD]

Mr. Jorge Quesada
Chief Financial Officer
Rica Foods, Inc.
San Jose, Costa Rica

Dear Mr. Quesada:

This is to confirm that the client-auditor relationship between Rica Foods, Inc. (formerly Costa Rica International, Inc.) and KPMG Peat Marwick has ceased.

Very truly yours,

/s/ KPMG Peat Marwick
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    KPMG Peat Marwick

July 21, 1998

cc:  Chief Accountant
     Securities and Exchange Commission